Exhibit 99.1

Contact:	Anne Bugge	(425) 951-1378
	Mike Schuh	(425) 951-1428

SONOSITE PROVIDES PRELIMINARY THIRD QUARTER RESULTS

AND UPDATES 2006 OUTLOOK

BOTHELL, WA, October 16, 2006 -- SonoSite, Inc. (Nasdaq:SONO) today provided preliminary third quarter results and an updated 2006 outlook.  The Company said that worldwide revenue in the third quarter of 2006 increased by approximately 16% over the third quarter of 2005 to $40 million and that it expects to report earnings on a GAAP basis of $0.01 to $0.02 per diluted share. The company also said it generated positive cash flow in the quarter and that cash, cash equivalents and investments increased $1.7 million in the quarter to a balance of $86.0 million.

'We completed the third quarter with strong market fundamentals as well as strong performances from a number of our key sales territories and countries around the world,' said Kevin M. Goodwin, SonoSite President and CEO.  'However, the breadth of our performance was not what we expected.  In the US, revenue was lower than expected due to the ongoing sales force transition, specifically the integration of 18 new sales reps to address the physician office market and the redeployment of our core sales team into the hospital market.  In the short-term this transition is taking longer than expected but in the long-term it will allow us to more effectively address these large potential markets with additional sales capacity.  Our international business continued its improvement initiatives and delivered its best growth in five quarters.  Internationally, we are putting in place the key ingredients for long-term growth though we have more work to do to achieve our objectives.' added Mr. Goodwin.

'In light of this transition this year, we are revising full year 2006 revenue guidance to approximately 15% growth over 2005 as our business units work through these transitory issues.   We expect to show good year-over-year growth in profitability with GAAP pre-tax income in a range of $8 - $9 million which includes equity-based compensation expense of approximately $8.3 million.  Excluding the equity-based compensation, pre-tax income is expected to double over the prior year.    We intend to continue to expand our sales capacity both in the US and international markets during 2007 and continue to increase our research and development investment aimed at delivering several new products over the next 24 months,' Mr. Goodwin said.

'The opportunities in point-of- care markets offer substantial growth potential and win-win-win opportunities for patients, providers, and physicians both in the hospital and private office sectors.  Interest in SonoSite’s hand-carried technology continues to be stronger than ever, yet we clearly have been impacted by transition dynamics this year.  While we have more work to do, we believe that with time, we will be able to more fully capitalize on these opportunities,' concluded Mr. Goodwin.

Third quarter 2006 financial estimates are preliminary and the company plans to report complete third quarter results on October 30, 2006 after the close of the financial markets at 1:00 pm Pacific Time.  Management will host a conference call on October 30, 2006 beginning at 1:30 pm Pacific Time that will be webcast on the company’s website at www.sonosite.com.  A replay of the audio webcast will be available beginning October 30, 2006 at 4:30 pm PT until November 13, 2006, 12:00 midnight PT by dialing (719) 457-0820 or toll-free (888) 203-1112.  The confirmation code 2669427 is required to access the replay. The call will be also archived on SonoSite’s website.

About SonoSite

SonoSite, Inc. (www.sonosite.com) is the innovator and world leader in hand-carried ultrasound, with an installed base of more than 25,000 systems.  The company, headquartered near Seattle, Washington is represented by eight subsidiaries and a global distribution network in over 75 countries. SonoSite’s small, lightweight systems are expanding the use of ultrasound across the clinical spectrum by cost-effectively bringing high performance ultrasound to the point of patient care.  The company employs 500 people worldwide.

Forward-looking Information and the Private Litigation Reform Act of 1995

Certain statements in this press release relating to the market acceptance of our products, possible future sales relating to expected orders, and our future financial position and operating results are 'forward-looking statements' for the purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the opinions and estimates of our management at the time the statements are made and are subject to risks and uncertainties that could cause actual results to differ materially from those expected or implied by the forward-looking statements. These statements are not guaranties of future performance and are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions. Factors that could affect the rate and extent of market acceptance of our products, the receipt of expected orders, and our financial performance include our ability to successfully manufacture, market and sell our ultrasound systems, our ability to accurately forecast customer demand for our products, our ability to manufacture and ship our systems in a timely manner to meet customer demand, variability in quarterly results caused by the timing of large project orders from governmental or international entities and the seasonality of hospital purchasing patterns, timely receipts of regulatory approvals to market and sell our products, the outcome of the federal appeal of a patent ruling in our favor in a patent infringement case and expenses associated with such appeal, regulatory and reimbursement changes in various national health care markets, constraints in government and public health spending, the ability of our distribution  partners and other sales channels such as the physician office sales force to market and sell our products, as well as other factors described under the heading, 'Important Factors that May Affect Our Business, Our Results of Operations and Our Stock Price,' included in our latest periodic report filed with the Securities and Exchange Commission. We caution readers not to place undue reliance upon these forward-looking statements that speak only as to the date of this release. We undertake no obligation to publicly revise any forward-looking statements to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.